Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Arizona Dividend Advantage Municipal Fund 2
333-71928
811-10553


The annual meeting of shareholders was held in the offices of Nuveen Investments on November 15, 2011; at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to December 16, 2011 and then to January 31, 2012. The fundamental policy items were further adjourned to March 5 and March 14, 2012 where the items were approved by shareholders.

Voting results for January 31 are as follows:

    Common and Preferred shares voting
together as a class
     Preferred shares voting
together as a class
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
                1,946,180
                661,900
   Against
                   200,805
                  93,978
   Abstain
                     72,985
                  22,000
   Broker Non-Votes
                   372,045
                103,287
      Total
                2,592,015
                881,165



To approve the new fundamental policy
relating to the Funds ability to make
loans.


   For
                1,940,518
                661,900
   Against
                   204,777
                  93,978
   Abstain
                     74,675
                  22,000
   Broker Non-Votes
                   372,045
                103,287
      Total
                2,592,015
                881,165







Proxy materials are herein incorporated by reference to the SEC filing on October 14, 2011, under Conformed Submission Type DEF 14A, accession number 0000950123-11-089999.